Exhibit 99.17

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is made and entered into this December 19, 2011, by and between CENTERSTATE BANK OF FLA, N.A., whose address is 500 South Florida Avenue, Suite 100, Lakeland, Florida 33801 (“Lender”) and ATLANTIC BLUE GROUP, INC., a Florida corporation, whose mailing address is Post Office Box 1318, Lake Wales, Florida 33859 (“Atlantic Blue”), BLUE HEAD RANCH, LLC, a Florida limited liability company, whose mailing address is is Post Office Box 1318, Lake Wales, Florida 33859 (“Blue Head”), and ALICO HOLDING, LLC, a Nevada limited liability company, whose address is Post Office Box 1318, Lake Wales, Florida 33859 (“Alico Holding”)(individually, a “Borrower,” or collectively, the “Borrowers”).

RECITALS

Whereas, The Borrowers have made application for a revolving line of credit loan from Lender for an amount up to a total of Five Million and No/100 Dollars ($5,000,000.00) (the “Loan”) for the purpose of providing working capital bridge financing to the Borrower until the closing of that certain Agreement for the Purchase of Conservation Easement between the Owner and the United States of America, by and through the Secretary of Agriculture, on behalf of the Commodity Credit Corporation (“USDA”)Agreement for the Purchase of Conservation Easement (NRCS Agreement Number 66.420911 753), dated July 27, 2011 (“USDA Agreement”), to be secured by a first lien on Five Hundred Thousand (500,000) shares of Alico, Inc. stock, a public traded company listed on the NASDAQ exchange and represented by Certificate Number AB 24428 (“Stock”), and an assignment of proceeds from the USDA Agreement, and Lender has agreed to such loan subject to the terms and conditions contained in the Note (as hereinafter defined), this Agreement and all related loan documents (collectively, the “Loan Documents”);

Whereas, during the term of the Loan, Borrower may seek additional financing from Lender which, if approved by Lender, shall be subject to the terms and conditions of this Agreement;

Now, therefore, for and in consideration of the promises and covenants contained herein and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by the parties, and of the mutual covenants and agreements contained in this Agreement, the Borrowers and the Lender agree as follows:

ARTICLE 1.  RECITALS; DEFINITIONS

Section 1.1     Recitals.  The recitals contained herein above are true and correct.

Section 1.2     Defined Terms.  For purposes of this Agreement, the following terms shall have the respective meanings as specified in this section (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean any person, corporation, association or other business entity which directly or indirectly controls or is controlled by, or is under common control with, a Borrower.

“Agreement”  shall mean this Agreement as originally executed by the parties hereto and all permitted amendments and modifications hereof, including all exhibits and schedules.

“Borrowers” shall collectively mean Atlantic Blue, Blue Head and Alico Holding.

“Collateral”  for the Loan shall be a collateral assignment and hypothecation security agreement of the USDA Agreement by Blue Head, the pledge of the Stock in accordance with the provisions of a Pledged Account Agreement and other collateral that may be described in this Agreement.

“Debt”  shall mean (i) all obligations of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of conditional sale or other title retention agreements relating to property purchased by the Borrower (other than customary reservations or retentions of title under agreements with suppliers entered into in the normal course of business), (iv) all obligations under take-or-pay or similar agreements or under commodities agreements, (v) all Debt of others secured by any lien on, or payable out of proceeds of production from, property owned or acquired by the Borrower, whether or not the obligations secured thereby have been assumed, (vi) all guarantee obligations, (vii) the principal portion of all obligations under capital leases, (viii) the maximum amount of all standby letters of credit issued or banker’s acceptance facilities created and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and (ix) all preferred stock or other equity interests issued and required by the terms thereof to be redeemed, for which mandatory sinking fund payments are due, by a fixed date.

“Default Rate”  shall mean the lesser of (i) eighteen percent (18.00%) per annum or (ii) the highest rate of interest permitted from time to time by applicable law.

“Event of Default”  shall mean an event of default as specified in Article 5 of this Agreement or any loan documents.

“Fiscal Year”  shall mean the fiscal year of the Borrowers ending on the 31st day of December in each calendar year.

“GAAP”  shall mean generally accepted accounting principles consistently applied to the particular item.

“Loan Documents”  shall mean this Agreement, the Note (as defined herein below), the Collateral Assignment and Hypothecation Security Agreement, the Pledged Account Agreement, the financing statements, and all other documents, agreements, certificates, schedules, notes, statements of opinions, however described, referenced herein or executed and delivered pursuant hereto or in connection with or arising from the Loan or the transactions contemplated by this Agreement, including any and all renewals, modifications or extensions.

“Loan”  shall collectively mean the loan, as evidenced by the Note (as defined herein below) executed of even date herewith, including any and all renewals, modifications or extensions.

“Note”  shall mean the revolving line of credit promissory note executed of even date herewith in the amount of $5,000,000.00.

“Securities Law” shall mean the Securities Act of 133 and Rule 144.

“UCC”  shall mean the Florida Uniform Commercial Code, Chapters 671 to 680, Florida

Statutes inclusive.

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant, to Lender as set forth in subparagraphs 2.1 through 2.10 below. The following representations and warranties are made to the best knowledge of the Borrowers. To the “best knowledge” means that the Borrowers, after reasonable inquiry, do not know of any fact or matter which would render the particular representation or warranty false or incorrect in any respect.

Section 2.1     Authorization of Loan(s), etc.  The execution, delivery and performance of the Loan Documents by the Borrower (a) have been duly authorized by all requisite action and (b) will not (i) violate any provision of law, any governmental rule or regulation, any order, writ, judgment or decree or Articles of Incorporation or Articles of Organization of any of the Borrowers or any agreement or other instrument to which the Borrowers are a party or by which it or any of its properties or assets are bound, (ii) be in conflict with, result in a breach of or constitute a default under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than as permitted by the terms hereof. This Loan Agreement is, and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 2.2     Organization, Powers, etc. Atlantic Blue is a Florida corporation, Blue Head is a Florida limited liability company, and Alico Holding is a Nevada limited liability company, all of which are (i) duly organized, validly existing and in good standing under the laws of the State of Florida and State of Nevada, respectively (ii) having all requisite power and authority to own properties and assets and carry on its business as now conducted and proposed to be conducted, (iii) duly qualified to do business and in good standing in every jurisdiction in which the character of its properties or assets owned or the nature of its activities conducted makes such qualification necessary, (iv) having the power and authority to execute and deliver, and to perform all obligations under this Agreement and the other Loan Documents, and (v) which shall preserve its legal existence and be qualified to do business in all jurisdictions where its ownership of property or nature of business requires such qualifications.

Section 2.3     Agreements.  As of the date of this Agreement, the Borrowers are not in default of performance, observance or fulfillment of any of the material obligations, covenants, or conditions contained in any material agreement to which they are a party.

Section 2.4     Financial Statements.  The financial information which Borrowers have heretofore delivered or caused to be delivered to Lender in connection with the loan transaction is complete and correct and fairly presents the financial condition of Borrowers and the results of its operations and transactions. There are no material liabilities, direct or indirect, fixed or contingent, of the Borrowers as of the date of delivery of such information to Lender which are not reflected therein. Since the date of the delivery of such financial information to Lender, there has been no material adverse change in the financial condition of the Borrowers. Borrowers shall immediately advise Lender of any material adverse change in its financial position and the nature of such change.

Section 2.5     Litigation, etc.  There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or, to the knowledge of any of the Borrowers, threatened against or affecting any of the Borrowers which, if adversely determined, would materially adversely affect the financial condition of any of the Borrowers. Borrowers are not in default under (1) any order, writ, injunction, award, or decree of any court, arbitrator, administrative agency or other governmental authority binding upon any of the Borrowers or their assets or (2) any indenture, mortgage, contract, agreement or any other undertaking or instrument to which it is a party or by which any of its properties may be bound, and nothing has occurred which materially adversely affects the Borrowers’ ability to perform its obligations under any such order, writ, injunction, award or decree or any such indenture, mortgage, contract, agreement or other undertaking.

Section 2.6     Tax Payments.  Borrowers have filed or caused to be filed all federal, state and local tax returns that are required to be filed and have paid or caused to be paid all taxes shown on such returns or on any assessment received by it, to the extent that such taxes have become due, except taxes the validity of which is being contested in good faith by appropriate proceedings and for which, in the exercise of reasonable business judgment, there have been set aside adequate reserves with respect to any such tax or assessment so contested that tax or assessment so contested will not materially affect its ability to perform hereunder.

Section 2.7     Good and Marketable Title.  Borrowers have good and marketable title to all of its assets, subject to no lien, mortgage, pledge, encumbrance or charge of any kind whatsoever, except as set forth in the financial statements of Borrowers which Borrowers have previously provided to Lender. Assets pledged as security for the Loan contemplated under this Agreement shall remain free and clear of all liens and security interests in favor of any party, except for the lien and security interest in favor of Lender granted pursuant to this Agreement and other Loan Documents.

Section 2.8     Use of Loan.  The proceeds of the Loan shall be used exclusively for the purpose set forth in the Recitals of this Agreement.

Section 2.9     Continuation and Investigation.  Borrowers’ warranties and representations contained in this Agreement are and shall remain correct and complete until the Loan is paid in full, and each request by the Borrowers for a disbursement under the Loan shall constitute an affirmation that the representations and warranties set forth in this Agreement remain correct and complete as of the date of that request. All representations and warranties made to Lender by or on behalf of the Borrowers in connection with this Agreement may be relied upon by Lender notwithstanding any independent investigation made by or on behalf of Lender.

Section 2.10     Additional Agreements.  The Borrowers represent and warrant that they have not entered into any agreements, other than the Pledged Account Agreement, with RBC or NBC.

Section 2.11     No Restrictions.  The Borrowers represent and warrant that there are no controls or restrictions that bind the Stock that would restrict the Lender’s ability to assign, transfer or sell the Stock in the event of a default in the Loan Agreement or Loan Documents by the Borrowers other than those imposed by the Securities Laws.

Section 2.12     Holdings Ownership of Stock.  Alico Holding acquired the Stock on or before September 2, 2008, and paid the full purchase price for the shares of Stock in cash or immediately available funds on or prior to such date of acquisition.

ARTICLE 3.  COVENANTS OF THE BORROWERS

Affirmative Covenants:  The Borrowers covenant, for so long as the principal amount of or interest on the Note and any and all renewals, modifications, extensions or replacements thereof are outstanding and unpaid or any duty or obligation of the Borrowers hereunder remains unpaid or unperformed, as follows:

Section 3.1     Obligations and Taxes.  Borrowers shall pay from time to time as the same shall become due and payable, the full amount of all taxes of every nature and kind, including without limitation, documentary stamps taxes as well as all of the tax-related interest and penalties due on any promissory notes executed and delivered by Borrowers to Lender. The Borrowers further agree to indemnify and hold Lender harmless from and against any and all documentary stamp taxes, and interest and penalties thereon assessed in connection with any loan transaction subject to this Agreement. Borrowers shall pay when due all taxes, license fees, assessments and other liabilities and charges, except as shall be contested in good faith by appropriate proceedings being diligently prosecuted; provided that with respect to such contested matter, Borrowers shall have created adequate reserves against its possible liability thereunder; and provided, further, that if Lender shall notify Borrowers that in its reasonable opinion, by non-payment of any such matters the loan collateral or any part thereof will be subject to immediate loss or forfeiture, any such taxes, assessments or charges shall be promptly paid by Borrowers.

Section 3.2     Existence of Borrowers.  To the extent that the same are necessary for the proper and advantageous conduct of its business, Borrowers will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses and permits and comply with all laws and regulations applicable to it and conduct and operate its business in substantially the same manner in which it is presently conducted and operated.

Section 3.3     Notice of Default.  The Borrowers, as the case may be, shall immediately notify Lender in writing upon the happening, occurrence, or existence of any Event of Default, or any event or condition which with the passage of time or giving of notice, or both, would constitute an Event of Default, and shall provide Lender with a detailed statement by the Borrowers and/or a responsible officer of the Borrowers, as the case may be, of all relevant facts and the action being taken or proposed to be taken by the Borrowers with respect to curing the Event of Default.

Section 3.4     Litigation Notice.  Borrowers, as the case may be, shall give Lender prompt written notice of any action, suit or proceeding at law or in equity or before any governmental instrumentality or other agency, the outcome of which might adversely affect the operations or financial condition of the Borrowers.

Section 3.5     Access to Premises and Inspections.  At all reasonable times after reasonable notice and as often as Lender may reasonably request, Borrowers shall permit or arrange for any authorized representative designated by Lender to visit and inspect the principal office and operations of Borrowers, any of the other offices or properties of Borrowers, including, without limitation, the Collateral pledged as security for the Loan contemplated herein, the corporate books of Borrowers and to discuss the affairs, finances and accounts of Borrower as may be reasonably requested by Lender.

Section 3.6     Continued Assistance.  Promptly, from time to time as Lender may reasonably request, Borrowers shall execute, acknowledge, deliver, file, register, deposit or record any and all further instruments, agreements, and documents, whether to continue, preserve, renew, record or perfect Lender’s interest in the collateral pledged as security for the Loan contemplated herein, as well as the priority thereof.

Section 3.7     Compliance With Law.  Borrowers shall comply with all laws, rules, ordinances and regulations promulgated by any governmental authority and applicable to Borrower.

Section 3.8     Accounting, Financial Statements of Borrower.  Borrowers shall deliver to Lender the following:

(a)      On an annual basis, but no later than one hundred twenty (120) days after the Borrowers’ fiscal year end, unqualified consolidated audited financial statements of Borrowers and Borrowers’ subsidiaries.

(b)      Within ten (10) days of their release, unqualified audited financial statements of Alico, Inc.

(c)      With reasonable promptness, such other data and information as from time to time may be reasonably required by Lender.

Section 3.9     Negative Covenants:  The Borrowers covenant, for so long as the principal amount of or interest on the Note are outstanding and unpaid or any obligation remains unpaid, that they will not undertake the following actions:

A.      Other Agreements.  Borrowers shall not enter into any arrangements, contractual or otherwise, which would materially and adversely affect their duties or the rights of Lender under the Loan Documents, or which are inconsistent with or limit or abrogate the Loan Documents. Specifically, without limitation, the Borrowers shall not enter into any additional agreements with RBC or NBC without providing prior written notice to the Lender and including in such additional agreement that the terms and provisions of the Pledged Account Agreement shall prevail over any such additional agreements in the event of any conflict of terms or provisions.

B.      Prohibition Against Transfer of Stock.  Alico Holding shall not sell, exchange or transfer, or issue any order to RBC, NBC or other intermediary to sell, exchange or transfer the Stock without Lender’s prior written approval that may be withheld at Lender’s sole discretion.

Section 3.10     Costs of Loan Transaction.  The Borrowers shall pay all costs associated with the Loan transaction, including, without limitation, the Lender’s costs and attorney’s fees.

Section 3.11     Margin Value.  The Stock shall be maintained at a margin of sixty percent (60%) or less at all times during the duration of the Loan (“Margin Threshold”). In the event the market value of the Stock fluctuates to a level that exceeds this Margin Threshold (the “Value Fluctuation”), the Borrowers shall have five (5) business days after notification from the Lender of the Value Fluctuation to cure such default by either (a) pledging additional collateral acceptable to the Lender in its sole and absolute discretion; (b) reducing the then existing outstanding balance of the Note to bring the Stock collateral back into compliance with the Margin Threshold; (c) providing evidence that the market value of the Stock has improved to return the Loan to a threshold at or below the Margin Threshold; or (d) any combination of the foregoing that is acceptable to Lender.

The failure of Borrowers to cure the Stock Fluctuation so that the Stock value is in compliance with the Margin Threshold requirement within the five (5) business day period referenced above shall constitute an Event of Default under Article 5 hereof and Lender shall have the rights upon default as set forth in Article 6 hereof.

Section 3.12     Pledge of Securities.  Alico Holding hereby grants to Lender a security interest in the Stock and the proceeds thereof. Borrowers shall open a brokerage account (“Brokerage Account”) with RBC Capital Markets, LLC (“RBC”) on behalf of the Borrowers and for the benefit of the Lender, and shall deposit the Stock, which shall be in the form of a certificated security that is specially indorsed to the Lender by an effective indorsement pursuant to Florida law, into the Brokerage Account with RBC. Borrowers shall take any and all action necessary to authorize Lender to access and control said Brokerage Account, as defined in the UCC, and shall maintain the Brokerage Account until such time as the Loan is fully satisfied, including, without limitation, entering into a Pledged Account Agreement, in a form and manner satisfactory to the Lender, with RBC and NBC Securities, Inc., an Alabama corporation (“NBC”), pledging all of the Stock and any other securities, instruments and cash held in the Brokerage Account, to the Lender as security for the Loan. In the event that the Brokerage Account agreement with RBC is terminated for any reason, the Brokerage Account will be transferred to another broker or agency that is acceptable to Lender, and such broker or agency shall enter into a pledged account agreement the same or substantially the same as this Pledged Account Agreement, subject to approval by the Lender, so that the pledged securities will continue to be pledged in favor or Lender as collateral for the Loan.

Section 3.13     Borrower’s Counsel’s Opinion Letter.  The Borrowers shall provide the Lender with a borrower’s counsel’s opinion letter from counsel with acceptable Securities and Exchange Commission (“SEC”) experience, in a form acceptable to Lender and its counsel, opining that the Lender’s security interest and lien in the Stock collateral is perfected under Florida law,      (ii) that the Lender is able to sell the Stock collateral, upon any uncured default by the Borrowers hereunder, under Rule 144 promulgated by the SEC, in the open market and subject to volume limitations, and (iii) that the Lender is able to sell the Stock to private individuals not on the open market and not subject to volume limitations.

ARTICLE 4. CONDITIONS OF LENDING

The obligation of the Lender to make any advances under the Note is subject to the following conditions precedent:

Section 4.1     Representations and Warranties.  The representations and warranties set forth in this Agreement and Loan Documents are true and correct on and as of the date of each advance or disbursement hereunder.

Section 4.2     No Default.  On the date hereof and on the date of each advance or disbursement, the Borrowers shall be in compliance with all the terms and provisions set forth in the Loan Documents on their part to be observed or performed, and no Event of Default nor any event that, upon the notice or lapse of time or both, would constitute such an Event of Default, shall have occurred and be continuing at such time.

Section 4.3     Loan Documents.  The Borrowers shall have delivered or caused to be delivered to Lender, in fully executed form, all the Loan Documents, in form and substance satisfactory to Lender, as Lender may request and all of the Loan Documents shall be in full force and effect.

ARTICLE 5. EVENTS OF DEFAULT

The occurrence of any one of the following events shall constitute an event of default (an “Event of Default”) under the Loan Documents and under this Agreement:

Section 5.1     Monetary Default. If the Borrowers fail to pay any payment of the principal or interest on the Note when and as the same shall become due and payable, whether at maturity, by acceleration, at the discretion of Lender after an Event of Default or otherwise.

Section 5.2     Non-Monetary Default.  The happening of one or more of the following events of default shall constitute a Non-Monetary Default:

(a)      The occurrence of a material adverse change in the financial condition of any of the Borrowers.

(b)      If any representation or warranty made by Borrowers in any writing furnished in connection with or pursuant to this Loan Agreement by Borrower shall be false in any material respect on the date on which it was made.

(c)      If Borrowers default in the performance of any covenant contained in this Loan Agreement, or violates any other term, condition or representation contained in this Loan Agreement, the Note, or in any instrument, document or agreement related hereto or thereto.

(d)      If there are final judgments for the payment of money, which are outstanding against any of the Borrowers and any one of such judgments has been outstanding for more than ninety (90) days from the date of its entry and has not been discharged in full, stayed pending further proceedings or bonded.

(e)      If a receiver, liquidator or trustee of Borrowers of any material portion of their property, is appointed by court order and such order remains in effect for more than thirty (30) days; or any of the Borrowers is adjudicated bankrupt or insolvent; or any material portion of the properties of any of the Borrowers is attached or sequestered by court order and such order remains in effect for more than sixty (60) days; or a petition is filed against any of the Borrowers under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within sixty (60) days after such filing.

(f)      If any of the Borrowers files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under such law.

(g)      If any of the Borrowers makes an assignment for the benefit of their creditors, or admits in writing their inability to pay their Debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of any of the Borrowers.

(h)      A majority of the outstanding voting securities of any of the Borrowers is owned by any person or entity, or any group of related persons or entities, other than any person or entity, or any group of related persons or entities, that has such ownership as of the date of the execution of this Loan Agreement.

(i)      If any condition or situation occurs, which, in the sole determination of Lender, constitutes a danger or impairment to the security and/or repayment of the Loans.

(j)      The dissolution or insolvency of any of the Borrowers.

(k)      The market value of the Stock fluctuates to a level that exceeds the Margin Threshold and Borrowers fail to cure such default within five (5) business days after notification from the Lender of such default.

(l)      Borrowers fail to open and maintain the Brokerage Account, deposit the Stock into the Brokerage Account or fail to permit Lender to “control” the Brokerage Account, as defined in the UCC.

(m)      Borrowers fail to comply with the provisions of the Pledged Account Agreement.

(n)      Borrowers fail to perform in accordance with the provisions of the USDA Agreement or the USDA Agreement is terminated for any reason.

ARTICLE 6. RIGHTS UPON DEFAULT

Upon the occurrence or continuing of any Event of Default, Lender shall have and may exercise any or all of the rights set forth herein with notice to the Borrowers as set forth in this Agreement (provided, however, that Lender shall be under no duty or obligation to do so):

Section 6.1     Acceleration, Right of Setoff and Other Rights.  To declare the entire principal and all interest on the Loan and all other indebtedness of Borrowers to Lender, whether direct or indirect, to be immediately due and payable, and the Loan and all such indebtedness thereupon shall be immediately due and payable, and Lender may proceed to collect the same, to set off against all monies owed to Borrowers by Lender in any capacity, including without limitation monies held in bank depository accounts, or as otherwise provided in the instruments, documents and/or agreements signed by Borrower, including but not limited to drawing on the securities which secure the Loan and, upon such acceleration, the unpaid principal balance and all accrued yet unpaid interest upon the Note shall from and after such date of acceleration bear interest at the Default Rate. Lender shall also have such other rights and remedies as provided herein or in any other instrument, document or agreement executed by any of the Borrowers at law or at equity, including but not limited to the right to sue for and recover damages as a result of any such Event of Default.

Section 6.2     No Further Advances.  To refuse to make any further advances under the Note and to withhold further disbursements hereunder.

Section 6.3     Enforce Collateral Rights.  To exercise and enforce its rights under the Pledged Account Agreement to liquidate and receive the Stock, to assert its rights under the Collateral Assignment and Hypothecation Security Agreement and/or to exercise its rights under any other Loan Document by (a) providing written notice to RBC of Borrowers’ default hereunder and issuing an Entitlement Order to require RBC to transfer the stock certificates to Lender, liquidate the Stock and transfer the proceeds to the Lender or take such other action that is authorized in the Pledged Account Agreement, if Lender so elects; (b) providing written notice to the USDA of Borrowers’ default and the assignment of the USDA Agreement pursuant to the provisions of the Collateral Assignment and Hypothecation Security Agreement, or taking such other actions that are authorized therein, (c) instituting a suit in any court having jurisdiction thereof, or (d) taking such other action that might be authorized in any of the Loan Documents.

ARTICLE 7. MISCELLANEOUS

Section 7.1     Cumulative Remedies.  All of Lender’s rights and remedies shall be cumulative and not alternative and may be exercised consecutively or concurrently at Lender’s option. The Borrowers promise and agree to pay all costs and expenses of collection and reasonable attorneys’ fees, including costs, expenses and reasonable attorneys’ fees on appeal.

Section 7.2     No Waiver.  No waiver by Lender of any Event of Default shall operate as a waiver of any other Event of Default or of the same default on a future occasion. No delay or omission on the part of Lender in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other rights or remedy.

Section 7.3     Amendments, etc.  No amendment, modification, termination or waiver of any provision of this Agreement, the Note, or other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in specific instances and for the specific purpose for which given.

Section 7.4     Time of the Essence.  Time is of the essence to this Agreement, the Note and the other Loan Documents.

Section 7.5     Headings.  The headings in this Agreement are intended to be for convenience of reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

Section 7.6     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any one of the parties hereto may execute this Agreement by signing such counterpart.

Section 7.7     Conflict. In the event any conflict arises between the terms of this Agreement and the terms of any other Loan Documents, Lender shall have the option of selecting which conditions shall govern the Loan relationship evidenced by this Agreement and, if Lender does not so indicate, the terms of this Agreement shall govern in all such instances of conflict.

Section 7.8     Cross Default.  A default under any Loan Document, including a default under this Agreement, shall be and constitute a default under each and every Loan Document, including this Agreement.

Section 7.9     Cross Collateralization.  The collateral for the Loan outlined herein shall also serve as security for all other indebtedness of Borrowers to Lender, whether now or hereafter existing, whether by way of renewal or modification, or whether primary, secondary, direct or indirect, by endorsement, guaranty or otherwise.

Section 7.10     Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided, however, this clause shall not by itself authorize any delegation of duties by the Borrowers or any other assignment which may be prohibited by the terms and conditions of this Agreement.

Section 7.11     Further Assurances.  The Borrowers shall, from time to time, execute such additional documents as may be requested by Lender or Lender’s counsel, to carry out the terms and fulfill the intent and purpose of this Agreement and the Loan Documents.

Section 7.12     No Third Party Beneficiaries.  The parties intend that this Agreement is solely for their benefit and no person or entity which is not a party hereto shall have any rights or privileges under this Agreement whatsoever either as the third party beneficiary or otherwise.

Section 7.13     Notice.  The service upon the Borrowers of any notice provided for in this Agreement shall be deemed to have been given by mailing a copy of such notice to any such Borrower’s last known address of record as reflected on Lender’s records and shall be deemed to have been received within ten (10) days from the day on which the correspondence is deposited in a United States post office, certified mail, return receipt requested. Alternatively, the parties may provide notice by sending an electronic email to the email addresses listed below in which case service shall be deemed to have been given on the business day following the business day that the email has been transmitted to a receiving party:

Lender:	Dale E. Dreyer - ddreyer@centerstatebank.com

with a copy to:	Timothy F. Campbell – tcampbell@ccmattorneys.com

Borrowers:	David Koon - dkoon@atlanticblue.us

and:	Yvonne Bunce – ybunce@atlanticblue.us

with a copy to:	Gary Lipson – glipson@whww.com

Section 7.14     Governing Law; Venue.  This Agreement has been delivered in the State of Florida and shall be construed in accordance with and governed by the laws of Florida. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be ineffective, the invalidity of such provision will not affect the enforceability of the remainder of this Agreement. Venue for any action arising hereunder shall lie in the appropriate court having jurisdiction in Polk County, Florida.

Section 7.15     WAIVER OF TRIAL BY JURY.  BORROWERS AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT, THE PROMISSORY NOTE REPRESENTING THE

LOAN, THE COLLATERAL FOR THE LOAN, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER WRITTEN OR VERBAL) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER EXTENDING CREDIT TO BORROWER.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, sealed and delivered, as applicable, by their duly authorized officers this 19th day of December, 2011.

AS TO BORROWERS:

ATLANTIC BLUE GROUP, INC., a Florida corporation

By: /s/ David A. Koon
Print Name: David A. Koon
Its: Chief Financial Officer

STATE OF       Florida
COUNTY OF       Polk

The foregoing instrument was acknowledged before me this 19th of December, 2011, by David A. Koon, as Chief Financial Officer of Atlantic Blue Group, Inc., a Florida corporation, on behalf of the corporation, who is personally known to me or who produced FL. Driver’s License as identification and who did not take an oath.

/s/ Nannette D. Carr
Notary Public, State of Florida
Print Name: Nanette D. Carr
Commission Number: EE 000890
Commission Expiries: July 11, 2014

 [ADDITIONAL SIGNATURE PAGE TO FOLLOW]

BLUE HEAD RANCH, LLC, a Florida limited liability company

By: /s/ David A. Koon
Print Name: David A. Koon
Its: Manager

STATE OF       Florida
COUNTY OF       Polk

The foregoing instrument was acknowledged before me this 19th of December, 2011, by David A. Koon, as Manager of Blue Head Ranch, LLC, a Florida limited liability company, on behalf of the limited liability company, who is personally known to me or who produced FL. Driver’s License as identification and who did not take an oath.

/s/ Nannette D. Carr
Notary Public, State of Florida
Print Name: Nanette D. Carr
Commission Number: EE 000890
Commission Expiries: July 11, 2014

ALICO HOLDING, LLC, a Nevada limited liability company

By: /s/ David A. Koon
Print Name: David A. Koon
Its: Manager

STATE OF       Florida
COUNTY OF       Polk

The foregoing instrument was acknowledged before me this 19th of December, 2011, by David A. Koon, as Manager of Alico Holding, LLC, a Nevada limited liability company, on behalf of the limited liability company, who is personally known to me or who produced FL. Driver’s License as identification and who did not take an oath.

/s/ Nannette D. Carr
Notary Public, State of Florida
Print Name: Nanette D. Carr
Commission Number: EE 000890
Commission Expiries: July 11, 2014

 [ADDITIONAL SIGNATURE PAGE TO FOLLOW]

AS TO LENDER:

CENTERSTATE BANK OF FLA, N.A.

By: /s/ Dale E. Dreyer
Print Name: Dale E. Dreyer
Its: Senior Vice President

STATE OF FLORIDA
COUNTY OF POLK

The foregoing instrument was acknowledged before me this 19th of December, 2011, by Dale E. Dreyer, as Senior Vice-President of CenterState Bank of Fla., N.A., on behalf of the corporation, who is personally known to me or who produced ------------------------------------------- as identification and who did not take an oath.

/s/ Nannette D. Carr
Notary Public, State of Florida
Print Name: Nanette D. Carr
Commission Number: EE 000890
Commission Expiries: July 11, 2014